CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT 10.51

CONFIDENTIAL DRAFT
2nd AMENDMENT TO THE LICENSE AGREEMENT
THIS 2nd AMENDMENT (this “Amendment”) is dated as of the 18th day of May, 2012, by and between Consumer Programs Incorporated, a Missouri corporation (“Licensee”), Sears, Roebuck and Co., a New York corporation (“Sears”), and CPI Corp., a Delaware corporation (“CPI”) to amend that certain License Agreement, dated as of January 1, 2009, entered into by and between Sears, Licensee, and CPI, as amended by that certain Amendment dated March 6, 2012 between Sears, Licensee and CPI (the “Agreement”). Capitalized terms used which are not defined herein shall have the meanings given to them in the Agreement.
WHEREAS, pursuant to the Agreement, Sears has granted Licensee the privilege of conducting and operating a Licensed Business in Designated Sears Stores; and
WHEREAS, the parties desire to amend the Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee, Sears and CPI hereby agree to amend the Agreement as follows:
1.Effective Date. Contingent upon CPI entering into an agreement with its lender, Bank of America et al (“Lender”), on or before June 9, 2012, for funding its operations , the effective date of this Amendment shall be May 18, 2012 (the “Effective Date”) and will terminate on March 5, 2013. If CPI fails enter into an agreement with its Lender to obtain such funding from Lender, this Amendment shall be null and void.

2.     Share Transfer. In consideration of Sears' agreement to this Amendment, the deferral of certain payments and acceleration of settlement as herein provided, CPI agrees enter into an agreement with Sears to transfer and assign to Sears or its designee 200,000 shares of common stock of CPI (the “Shares”) If CPI fails to execute and deliver an agreement to Sears reflecting mutually agreeable terms of such transfer on or before June 8, 2012, this Amendment shall be null and void.

3.     Section 5.3. Section 5.3 of the Agreement is amended by inserting the following at the end of the section:
(c)    Licensee and Sears agree that certain Designated Sears Stores, as identified on the attached Schedule 5.3(c), shall have reduced hours of operation. Notwithstanding Section 5.3(b) above, the locations identified on Schedule 5.3(c) shall not be subject to the Labor Cost Savings requirement as provided in Sections 5.3(b) and 5.18 of this Agreement.

4.     Section 9.4. Section 9.4 of the Agreement is amended by deleting in its entirety and inserting in lieu thereof the following:

9.4    Settlement. At the end of each Sears' fiscal month, the parties shall settle for all Licensed Business transactions during that month, in accordance with Sears' customary accounting procedures. For Licensed Business transactions that are processed through Sears' POS system, Sears will make weekly payments for POS receipts processed in the prior calendar week within the same fiscal month and may retain from such receipts the percentage payable for the Sears Fee and the Reserve as provided in Schedule 9.2B. The month-end settlement will include the weekly payment for the last week in the fiscal month, along with the Sears Fee and other month-end deductions and reconciliations.

For the period of May 18, 2012 through March 5, 2013, Sears shall also make estimated weekly sales tax payments based on the lower of the corresponding week in the prior fiscal year or the weekly average of such sales tax payments for the corresponding month in the prior fiscal year. Sears shall reconcile the sales tax amount on a monthly basis and either make an additional payment of sales tax to Licensee or withhold an amount for any overpayment.

For the period of May 18, 2012 through March 5, 2013, Sears shall defer the Labor Cost Savings payments for the first 2 quarters of Sears' current fiscal year. License shall pay Sears interest on the outstanding deferred Labor Cost Savings at a rate of 1% per month. The applicable deferred Labor Cost Savings, including the monthly interest accrued, shall be charged against the Licensed Business sales week of November 25, 2012 through December 1, 2012 and continue to be charged against the following weeks' sales until Sears has recouped the total deferred Labor Cost Savings, including interest, from Licensee.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Sears shall review CPI's financial position on or about September 15, 2012 as publicly reported, and, if CPI is in compliance with its financial covenants, Sears shall defer the Labor Cost Savings payments for the third quarter of Sears' current fiscal year otherwise in accordance with the provisions of the foregoing paragraph. If CPI is not in compliance with its financial covenants, then all deferred Labor Cost Savings and interest accrued thereon shall be immediately due and payable.

For the period of March 1 2012 through February 28, 2013, the settlement will be remitted on the third working day following the close of the work week. At the end of such period, the parties agree to meet prior to February 28, 2013 to discuss the financial performance of Licensee to determine whether or not to continue this revised settlement schedule.

Licensee shall reimburse Sears at each settlement for all invoiced expenses, including any advertising expense, that Sears has incurred at Licensee's request, and are outstanding at the time of such settlement. If Sears is not reimbursed at the settlement, then Sears may, but is not obligated to, retain out of Licensee's sales receipts the amount of such expenses with interest, if any, due Sears.

5.     Exhibit C. Exhibit C of the Agreement is amended by adding a new Section C. as follows:

C.    Temporary Commission Floor. Notwithstanding the amounts set forth in Paragraph B above, for fiscal year 2012, January 29, 2012 through January 27 , 2013, the Commission Floor shall be calculated with an additional commission of [***] of the total fiscal year-end sales for the top 281 studios as identified in Exhibit C-1, such that, for purposes of the calculations in Paragraph B above, the commission for the top 281 stores shall not exceed [***] and the commission on the remaining stores shall be calculated at [***] as otherwise provided.
The following example is for purposes of illustrating the foregoing provision, and is based on hypothetical levels of Net Sales:
Example in B. above would continue as follows for fiscal year end 2012 only:

The Cap (Maximum Commissions, referenced and demonstrated in C. above) will be raised by an additional [***] for the top 281 stores and paid to Company as a one time, 2012 year end adjustment.

If 281 store sales were:
[***], then an additional [***] commission will be paid to Company

6.
Except as expressly modified by this Amendment, all other provisions of the Agreement shall remain in full force and effect. To the extent that the terms of this Amendment are inconsistent with any of the terms of the Agreement, the terms of this Amendment shall supersede and govern.

7.
This Amendment will be governed by and construed in accordance with the laws of the State of Illinois without reference or regard to conflict of law provisions or other laws of any jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Illinois.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

CONSUMER PROGRAMS INCORPORATED		SEARS, ROEBUCK AND CO. By: Sears Holdings Management Corporation, their agent
By:	/s/ Dale Heins	By:	/s/ David L. Schuvie
Name:	Dale Heins	Name:	David L. Schuvie
Title:	Treasurer	Title:	Vice President